FORM OF OFFER TO PURCHASE, DATED OCTOBER 30, 2000


                                                       EXHIBIT (A)(1)-1


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                                HIA, INC.
                           4275 Forest Street
                          Denver, Colorado 80216
                              (303) 394-6040



                      Offer to Purchase for Cash


                    Up to 3,000,000 Shares of its
               Common Stock, Par Value $0.01 Per Share



                At a Purchase Price of $.25 Per Share


                            October 30, 2000


                        --------------------------


   THE OFFER TO PURCHASE, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
       AT 5:00 P.M., MOUNTAIN STANDARD TIME, ON DECEMBER 15, 2000,
                UNLESS THE OFFER TO PURCHASE IS EXTENDED


                       --------------------------


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To the Holders of Shares of Common Stock of
HIA, Inc.

                                 SUMMARY

      HIA, Inc. (the "Company") is inviting its shareholders to sell up to 3,000,000 shares of its common stock back to the Company for cash.
 Set forth below is a summary of the terms of this offer in question And answer format. The summary does not describe all of the details of theoffer. We have included in the summary references to the sections of this document where you will find a more complete discussion of each of the topics mentioned in the summary.

Who is offering to buy my securities?

      HIA, Inc. See "Section 10. Information Concerning HIA, Inc." for more detailed information.

What is the class and amount of securities sought in the offer?

      We are offering to purchase 3,000,000 shares of our common stock, par value $0.01, or any lesser number of shares that shareholders properly tender in the offer. See "Section 1. Number of Shares;
Proration" for a more detailed discussion of the offer.

How much is the company offering to pay for my securities and what is the form of payment?

      We are offering to purchase the shares for a purchase price of $.25 per share.

     Shareholders whose shares are purchased in the offer will be paid the purchase price, in cash, as soon as practicable after the expiration of the offer period. No interest will be payable on the purchase price. See "Section 1. Number of Shares; Proration" for a more detaileddiscussion of the purchase price.

Does the company have the financial resources to make payment?

     Yes. We have received a commitment from Wells Fargo Bank West, N.A. to loan us the money necessary to fund the purchase of the shares.
 See "Section 9. Source and Amount of Funds" for a more detailed discussion of the source and amount of funds for the transaction.

How long do I have to tender in the offer?

     You have until 5:00 P.M. Mountain Standard Time on December 15, 2000. See "Section 1. Number of Shares; Proration" and "Section 2. Procedure for Tendering Shares" for a more detailed discussion of the expiration of the offer. Can the offer be extended, amended or terminated, and under what circumstances?

     We can extend or amend the offer in our discretion. If we extend the offer, we may delay the acceptance of any shares that have been tendered. See "Section 15. Extension of Tender Period; Termination; Amendments" for a more detailed discussion of extension and amendment Of the offer.

     We can terminate the offer under certain circumstances.  See
"Section 6. Conditions of the Offer" for a description of those circumstances.

How will I be notified if the offer is extended?

     We will announce any extension either through a press release or other public announcement or a subsequent mailing to the shareholders.

     We may also communicate the extension of the offer through other means. See "Section 15. Extension of Tender Period; Termination;
Amendments" for a more detailed discussion of the notification procedure.

Are there any conditions to the offer?

     The offer is not subject to a condition that any minimum number of shares are tendered.

     However, our obligation to purchase any shares tendered is subject to the following conditions:

      * The purchase of shares in the offer must not result in our shares being held of record by fewer than 300 persons.

      * No legal action shall be pending or have been threatened that might adversely affect the offer.

      * No material change in the business, condition (financial or otherwise), income, operations or prospects of the Company shall have occurred during the offer.

      * The closing of the loan from Wells Fargo Bank West, N.A. to fund the transaction.

      *    The offer is subject to other conditions.

      See "Section 6. Conditions of the Offer" for a more detailed discussion of conditions of the offer.

How do I tender my shares?

     If the share certificates are registered in your name, you should send the certificates together with a properly completed letter of transmittal to Computershare Trust Company, Inc., which is acting as the depositary for the offer, at the address on the letter of transmittal that accompanies this offer.


      If your shares are registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. Your broker or other nominee will execute a letter of transmittal on your behalf.

      Under some conditions, you may need to obtain a signature guarantee or provide other documentation. See "Section 2. Procedure for Tendering Shares" for a more detailed discussion of the procedure for tendering shares, including instructions regarding book-entry transfer.

In what order will tendered shares be purchased? Will tendered shares be prorated?

      First, we will purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares.

      Second, after purchasing all odd lots, we will purchase shares on a pro rata basis from all other shareholders who properly and unconditionally tender shares and from shareholders who conditionally tendered shares for which the condition can be satisfied. A "conditional tender" means that the shareholder has tendered shares subject to the condition that all (or some specified minimum number) of the shares tendered be purchased.

      Third, if the number of shares acquired under the first two steps is less than 3,000,000, we will purchase additional shares to total 3,000,000, selected by lot from shareholders selected by us in our sole discretion who conditionally tendered their shares and for which the condition could not be met in the second step described above. The number of shares purchased from each such shareholder will equal the minimum number of shares established by such shareholder in the conditional tender.

      Consequently, all of the shares that you tender in the offer may not be purchased. If you tender subject to a condition that all or some other minimum number of shares be purchased, none of your shares will be purchased if that condition cannot be met.

      See "Section 1. Number of Shares; Proration" for a more detailed discussion of proration.

Until what time can I withdraw previously tendered shares?

      You can withdraw shares previously tendered until 5:00 P.M., Mountain Standard Time on December 15, 2000. If the offer is extended beyond that time, you may withdraw your tendered shares at any time until the expiration of the offer.

      In addition, if we have not yet accepted your shares for payment, you may withdraw shares you previously tendered after the expiration of 40 business days from the commencement of the offer. See "Section 3. Withdrawal Rights" for a more detailed discussion of withdrawal rights.


How do I withdraw previously tendered shares?

      You must send a notice containing your name, the number of shares tendered, the number of shares you wish to withdraw and the name of the registered holder to the depositary and the depositary must receive the notice before the time to withdraw shares has expired.

      If you delivered or otherwise identified the certificates to the depositary, you will need to provide the serial numbers on those certificates and your signature on your withdrawal notice must be guaranteed by an eligible institution, which means a bank, broker, dealer or other firm or entity that is a member in good standing of an approved signature guarantee medallion program.

      If your shares were to be tendered by book-entry transfer, the notice must identify the relevant account number. See "Section 3. Withdrawal Rights" for a more detailed discussion of withdrawal procedures.

Is this the first step in a going-private transaction?

      No.

If I decide not to tender, how will the offer affect my shares?

      You will increase your percentage ownership interest in the Company.

      You will increase your percentage interest in our future earnings. See "Section 8. Purpose of the Offer; Certain Effects of the Offer" for a more detailed discussion of the effects of the offer.

Do company insiders or affiliates have any material interest in the transaction?

      The Company has been advised that no affiliates, directors or executive officers intend to tender their shares in connection with the offer.

      The percentage of shares owned by executive officers and Directors of the Company will increase after the offer has been completed. See "Section 8. Purpose of the Offer; Certain Effects of the Offer" for a more detailed discussion of the effects of the offer.

Does the company recommend that I tender in the offer?

      The Board of Directors has approved the offer, but is not making any recommendation whether shareholders should tender.

How will I be paid for my shares?

      Checks for all accepted tenders will be issued by the depositary. See "Section 4. Acceptance For Payment of shares and Payment of
Purchase Price" for additional information on payment of shares.

Will I have to pay taxes if I sell my shares?

      Generally, shareholders will recognize gain or loss on the tendered shares equal to the difference between the price paid in the offer and the shareholder's basis. See "Section 14. Federal Income Tax Consequences" for additional federal income tax consequences of this offer to purchase.

Who can I talk to if I have questions about the tender offer?

      Questions or requests for assistance or for additional copies of this offer to purchase, the letter of transmittal or other tender offer materials may be directed to the Company at the address and telephone number set forth above. Copies of such materials will be furnished promptly at the Company's expense. Questions regarding the procedures for tendering your shares can be directed to the depositary for this offer at the address and telephone number set forth in the letter of transmittal. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the offer.

      The date of this offer to purchase is October 30, 2000.


TABLE OF CONTENTS

Section                                                     Page
-----------------------------------------------------------------------

SUMMARY                                                         2

FORWARD-LOOKING STATEMENTS                                      8

SECTION 1.  NUMBER OF SHARES; PRORATION                         9

SECTION 2.  PROCEDURE FOR TENDERING SHARES                     10

SECTION 3.  WITHDRAWAL RIGHTS                                  12

SECTION 4.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT
            OF PURCHASE PRICE                                  13

SECTION 5.  CONDITIONAL TENDER OF SHARES                       14

SECTION 6.  CONDITIONS OF THE OFFER                            15

SECTION 7.  PRICE RANGE OF SHARES                              17

SECTION 8.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER 17

SECTION 9.  SOURCE AND AMOUNT OF FUNDS                         19

SECTION 10.  INFORMATION CONCERNING HIA, INC.                  20

SECTION 11.  INTEREST OF DIRECTORS AND OFFICERS;
 TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES   21

SECTION 12.  SELECTED FINANCIAL INFORMATION                    23

SECTION 13.  LEGAL MATTERS; REGULATORY APPROVALS               24

SECTION 14.  FEDERAL INCOME TAX CONSEQUENCES                   24

SECTION 15.  EXTENSION OF TENDER PERIOD; TERMINATION;
             AMENDMENTS                                        27

SECTION 16.  SOLICITATION FEES AND EXPENSES                    28

SECTION 17.  WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION       28

SECTION 18.  MISCELLANEOUS                                     29



                        FORWARD-LOOKING STATEMENTS

     This offer to purchase contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making projections, forecasts or forward-looking statements. These statements are not guarantees of performance. They involve risks, uncertainties and assumptions that could cause our future results and shareholder value to differ materially from those expressed in these statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future. These risks and uncertainties include, among others:

- supply and demand for products and services sold by the Company and its subsidiaries;

- national, regional and local economic, competitive and regulatory conditions and developments;

- competitive pricing pressures;

- fluctuation in commercial finance rates and availability of commercial financing;

- the timing and success of business development efforts; and

- other uncertainties, all of which are difficult to predict and many of which are beyond our control.

             SECTION 1.  NUMBER OF SHARES; PRORATION

     Upon the terms and subject to the conditions described herein and in the letter of transmittal, we will purchase up to 3,000,000 shares of our common stock that are validly tendered on or prior to the expiration date of the offer, and not properly withdrawn in accordance with Section 3, at a price of $.25 per share. The offer will expire on the later of 5:00 p.m., Mountain Standard Time, on December 15, 2000, or the latest time and date to which the offer is extended pursuant to
Section 15 (the "expiration date"). The proration period also expires on the expiration date.

     We reserve the right, in our discretion, to purchase more than 3,000,000 shares pursuant to the offer. See Section 15. In accordance with applicable regulations of the Securities and Exchange Commission (the "SEC"), we may purchase an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the offer. On October 1, 2000 there were 10,360,231 shares issued and outstanding and 600,000 shares reserved for issuance upon exercise of outstanding stock options. If (i) we increase or decrease the price to be paid for the shares, increase the number of shares being sought by more than 2% of the outstanding shares, or decrease the number of shares being sought; and (ii) the offer is scheduled to expire earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the offer will be extended until that tenth business day. THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     All shares not purchased pursuant to this offer, including shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase, will be returned to the tendering shareholders at our expense as promptly as practicable following the expiration date.

     Upon the terms and subject to the conditions of this offer, if 3,000,000 (or such greater number of shares as we may elect to purchase) or fewer shares have been validly tendered and not withdrawn on or prior to the expiration date, we will purchase all the shares. Upon the terms and subject to the conditions of this offer, if more than 3,000,000 shares (or such greater number of shares as we may elect to purchase) have been validly tendered and not withdrawn on or prior to the expiration date, we will purchase shares in the following order ofpriority:

      (i) all shares validly tendered and not withdrawn on or prior to the expiration date by or on behalf of any shareholder who owned beneficially, as of October 30, 2000 and continues to own beneficially as of the expiration date, an aggregate of fewer than 100 shares and who tenders all of such shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lot" in the letter of transmittal;

      (ii) on a pro rata basis, all of the shares properly and unconditionally tendered, and all of the shares properly and conditionally tendered for which the condition can be satisfied in such proration; and

      (iii) if the number of shares acquired under (i) and (ii) is less than 3,000,000 (or such greater number of shares as we may elect to purchase), additional shares to total 3,000,000 (or such greater number of shares as we may elect to purchase), by lot from shareholders selected by us in our sole discretion who conditionally tendered their shares for which the condition could not be met under (ii) and in the respective amounts that each such shareholder indicated as the minimum number of shares to be purchased by the Company.



      If proration of tendered shares is required, we do not expect thatwe will be able to commence payment for any shares purchased pursuant to this offer until approximately seven business days after the expiration date. We will advise you of the results of the proration at the time that payment for your shares is sent or your shares that were not purchased are returned to you.

      We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the offer is open by giving oral or written notice of such extension to the depositary and making a public announcement thereof or mailing a written notice of extension to you. See Section 15. We have no present intent to exercise our right to extend the offer.

      For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

      Copies of this offer to purchase and the related letter of transmittal are being mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

          SECTION 2.  PROCEDURE FOR TENDERING SHARES

      To tender shares pursuant to the offer, a properly completed and duly executed letter of transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the letter of transmittal, must be received by the depositary at its address set forth in the letter of transmittal and either (i) certificates for the shares to be tendered must be received by the depositary at such address or (ii) the shares must be delivered pursuant to the procedures for book-entry transfer described below, and a confirmation of the delivery received by the depositary, in each case on or prior to the expiration date.

     The depositary will establish an account with respect to the Shares at the Depositary Trust Company, which is a book-entry transfer facility, for purposes of the offer within two business days after the date of this offer, and any financial institution that is a participant in the system of the book-entry transfer facility may make delivery of shares by causing the book-entry transfer facility to transfer such shares into the depositary's account in accordance with the procedures of the book-entry transfer facility. Although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed letter of transmittal or a manually signed copy thereof, or an agent's message, as defined below, together with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the depositary at its address set forth in the letter of transmittal on or prior to the expiration date. Delivery of required documents to the book-entry transfer facility in accordance with its procedures does not constitute delivery to the depositary and will not constitute a valid tender.

      The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant.


      Except as set forth below, all signatures on a letter of transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank, a trust company, a savings bank, a savings and loan association or a credit union which has membership in an approved signature guarantee medallion program, each of the foregoing being referred to as an "eligible institution." Signatures on a letter of transmittal need not be guaranteed if (a) the letter of transmittal is signed by the registered holder of the shares, which term, for the purposes of this section, includes a participant in the book-entry transfer facility whose name appears on a security position listing as the holder of the shares, tendered therewith and the holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (b) the shares are tendered for the account of an eligible institution. See instructions 1 and 5 of the letter of transmittal.

      If a shareholder desires to tender shares pursuant to the offer and the shareholder's share certificates are not immediately available or cannot be delivered to the depositary prior to the expiration date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the depositary prior to the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

            (a) the tender is made by or through an eligible institution (as defined above);

            (b)  the depositary receives by hand, mail, overnight

                 courier, telegram or facsimile transmission, on or prior to the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this offer to purchase, including (where required) a signature guarantee by an eligible institution in the form set forth in such Notice of Guaranteed Delivery; and

            (c) the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the depositary's account at the book-entry transfer facility), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile) and any required signature guarantees or other documents required by the letter of transmittal, are received by the depositary within three business days after the date of receipt by the depositary of the Notice of Guaranteed Delivery.

     The method of delivery of shares and all other required documents is at the option and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases sufficient time should be allowed to assure timely delivery.

      To prevent United States federal income tax backup withholding equal to 31% of the gross payments made pursuant to the offer, each tendering shareholder must provide the depositary with the shareholder's correct taxpayer identification number and certain other information by properly completing the substitute Form W-9 included in the letter of transmittal. Foreign shareholders, as defined in Section 14, must submit a properly completed Form W-8, which may be obtained from the depositary, in order to prevent backup withholding. In general, backup withholding does not apply to corporations or to foreign shareholders subject to 30%, or lower treaty rate, withholding on gross payments received pursuant to the offer, as discussed in
Section 14. For a discussion of certain federal income tax consequences to tendering shareholders, see Section 14. Each shareholder is urged to consult with his, her or its own tax advisor regarding his, her or its qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

      It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person to tender shares for his or her own account unless the person so tendering
(i) has a net long position equal to or greater than the amount tendered in either (x) common stock or (y) other securities immediately convertible into or exercisable or exchangeable for common stock and will acquire such common stock for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the offer. Rule 14e-4 provides a similar restriction applicable to the tender on behalf of another person. The tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder's representation and warranty that (i) the shareholder has a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to theconditions of the offer.

      All questions as to the form of documents, the number of shares To be accepted and the validity, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of shares that we determine are not in proper form or the acceptance for payment of or payment for shares that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular shares. None of the Company, the depositary or any other person is or will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

      Certificates for shares, together with a properly completed Letter of transmittal, or, in the case of a book-entry transfer, an agent's message, and any other documents required by the letter of transmittal, must be delivered to the depositary and not to the Company. Any such documents delivered to us will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

SECTION 3.  WITHDRAWAL RIGHTS

     Tenders of shares made pursuant to the offer may be withdrawn at any time prior to the expiration date. Thereafter, tenders are irrevocable, except that they may be withdrawn after the expiration of 40 business days from the commencement of the offer, unless previously accepted for payment by us as provided in this offer to purchase. If we extend the period of time during which the offer is open, are delayed in purchasing shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, on behalf of us, retain all shares tendered, and the shares may not be withdrawn except as otherwise provided in this Section 3, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.


     Withdrawal of Shares Held in Physical Form. Tenders of shares Made pursuant to the offer may not be withdrawn after the expiration date, except that they may be withdrawn after the expiration of 40 business days from the commencement of the offer, unless accepted for payment by us as provided in this offer. For a withdrawal to be effective prior to that time, a shareholder of shares held in physical form must provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary at its address set forth in the letter of transmittal before the expiration date, which notice must contain: (A) the name of the person who tendered the shares; (B) a description of the shares to be withdrawn; (C) the certificate numbers shown on the particular certificates evidencing the shares; (D) the signature of the shareholder executed in the same manner as the original signature on the letter of transmittal, including any signature guarantee, if such original signature was guaranteed; and (E) if the shares are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

      Withdrawal of Shares Held with the Book-entry Transfer Facility. Tenders of shares made pursuant to the offer may not be withdrawn
After the expiration date, except that they may be withdrawn after the expiration of 40 business days from the commencement of the offer, unless accepted for payment by us as provided in this offer. For a withdrawal to be effective prior to that time, a shareholder of shares held with the book-entry transfer facility must (i) call his or her broker and instruct the broker to withdraw the tender of shares by debiting the depositary's account at the book-entry transfer facility for all shares to be withdrawn; and (ii) instruct the broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary on or before the expiration date. The notice of withdrawal shall contain (A) the name of the person who tendered the shares; (B) a description of the shares to be withdrawn; and (C) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

      Any permitted withdrawals of tenders of shares may not be rescinded, and any shares so withdrawn will thereafter be deemed not validly tendered for purposes of the offer; provided, however, that withdrawn shares may be re-tendered by following the procedures for tendering prior to the expiration date.

      All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. None of the Company, the depositary or any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

            SECTION 4.  ACCEPTANCE FOR PAYMENT OF SHARES
               AND PAYMENT OF PURCHASE PRICE

      Upon the terms and subject to the conditions of the offer and as promptly as practicable after the expiration date, we will, subject to the proration and conditional tender provisions of the offer, accept for payment and pay the purchase price for shares validly tendered and not withdrawn. Thereafter, payment for all shares validly tendered on or prior to the expiration date and accepted for payment pursuant to the offer will be made by the depositary by check as promptly as practicable. In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of certificates for such shares, or of a timely confirmation of a book-entry transfer of such shares into the depositary's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or a manually signed copy thereof, with any required signature guarantees, or in the case of a book-entry delivery an agent's message, and any other required documents.


     For purposes of the offer, we shall be deemed to have accepted for payment, and thereby purchased, subject to proration and conditional tenders, shares that are validly tendered and not withdrawn, if and whenwe give oral or written notice to the depositary of our acceptance for payment of the shares. In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, if proration is necessary, we do not expect to be able to commence payment for the shares purchased as a result of such proration until approximately seven business days after the expiration date. We will pay for shares that we have purchased pursuant to the offer by depositing the aggregate purchase price therefor with the depositary. The depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

     Certificates for all shares not purchased, including shares not purchased because of proration and shares that were conditionally tendered and not accepted, will be returned, or, in the case of shares tendered by book-entry transfer, the shares will be credited to an account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, as promptly as practicable following the expiration date without expense to the tendering shareholder.

     Payment for shares may be delayed in the event of difficulty in determining the number of shares properly tendered or if proration is required. See Section 1. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the offer. See Section 6.

     We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to us or our order pursuant to the offer. If, however, payment of the purchase price is to be made to, or a portion of the shares delivered, whether in certificated form or by book entry, but not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered shares are registered in the name of any person other than the person signing the letter of transmittal, unless the person is signing in a representative or fiduciary capacity, the amount of any stock transfer taxes, whether imposed on the registered holder, such other person or otherwise, payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See instruction 6 to the letter of transmittal.

     Any tendering shareholder or other payee who fails to complete fully and sign the substitute Form W-9 included in the letter of transmittal, or, in the case of a foreign individual, a Form W-8, may be subject to required federal income tax withholding of 31% of the gross proceeds paid to such shareholder or other payee pursuant to the offer. See Section 2.

           SECTION 5.  CONDITIONAL TENDER OF SHARES

      Under certain circumstances and subject to the exceptions set forth in Section 1, we may prorate the number of shares purchased pursuant to the offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder might affect the tax treatment of the purchase for the shareholder and the shareholder's decision whether to tender. Each shareholder is urged to consult with his or her own tax advisor. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal must be purchased if any shares so tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the letter of transmittal.


      Any tendering shareholders wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares to be tendered. If the effect of accepting tenders on a pro rata basis would be to reduce the number of shares to be purchased from any shareholder below the minimum number so specified, the tender will automatically be regarded as withdrawn, except as provided in the next paragraph, and all shares tendered by the shareholder pursuant to the applicable letter of transmittal will be returned as promptly as practicable thereafter.

      If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below 3,000,000 (or such greater number of shares as we may elect to purchase), then, to the extent feasible, we will select enough conditional tenders that would otherwise have been so withdrawn to permit us to purchase 3,000,000 shares (or such greater number of shares). In selecting among these conditional tenders, we will select by lot and will limit our purchase in each case to the minimum number of shares designated by the shareholder in the applicable letter of transmittal as a condition to his or her tender.

               SECTION 6.  CONDITIONS OF THE OFFER

      Notwithstanding any other provision of the offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend and may postpone, subject to the requirements of the Exchange Act for prompt payment for or return of shares tendered, the acceptance for payment of shares tendered, if at any time after October 30, 2000 and at or before the time when we have accepted for payment all shares validly tendered, any of the following shall have occurred:

            (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of shares pursuant to the offer or otherwise in any manner relates to or affects the offer or (ii) in our reasonable judgment, could materially and adversely affect the business, condition, financial or other, income, operations or prospects of the Company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of our subsidiaries or materially impair the offer's contemplated benefits to us;

             (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or the Company or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer, (ii) delay or restrict our ability or render us unable to accept for payment or pay for some or all of the shares, (iii) materially impair the contemplated benefits of the offer to us or (iv) materially affect the business, condition, financial or other, income, operations or prospects of the Company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of our subsidiaries;


             (c) it shall have been publicly disclosed or we shall have learned that (i) any person or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, other than as disclosed in a Schedule 13D or 13G on file with the SEC on October 30, 2000, or (ii) any person or group that on or prior to October 30, 2000 had filed a Schedule 13D or 13G with the SEC thereafter shall have acquired or shall propose to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares;

             (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market,
      (ii) any significant decline in the market price of the shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our business, condition, financial or otherwise, income, operations, prospects or ability to obtain financing generally or the trading in the shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or
      (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof;

             (e) a tender or exchange offer with respect to some or all of the shares, other than the offer, or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by another person or group, within the meaning of Section 13(d) (3) of the Exchange Act;

             (f) there shall have occurred any event or events that has resulted, or may in our reasonable judgment result, directly or indirectly, in an actual or threatened change in the business, condition, financial or other, income, operations, stock ownership or prospects of the Company and our subsidiaries;

             (g) we shall not have procured the financing for the purchase described in Section 9 and shall not have procured alternative financing on the same or similar terms;

and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for payment.

      The foregoing conditions are for the reasonable benefit of the Company and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to any of these conditions, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion.
 The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties.

     Acceptance of shares validly tendered in the offer is subject to the condition that, as of the expiration date, and after giving pro forma effect to the acceptance of shares validly tendered, the Company would continue to have at least 300 record shareholders, determined as provided in Exchange Act Rule 12g5-1. This condition may not be waived.


     The Exchange Act requires that all conditions to the offer must be satisfied or waived before the expiration date.

               SECTION 7.  PRICE RANGE OF SHARES

     Quotations for our common stock are entered on the OTC Bulletin Board under the symbol, "HIAI." As of October 19, 2000, nine market makers had registered to enter quotes for our common stock on the OTC Bulletin Board. The following table sets forth the high and low sales prices for the shares as reported on the OTC Bulletin Board for the periods indicated. Our fiscal year end is November 30.


                  High       Low     Trading Volume    Number of Trades
Fiscal 1998

4th Quarter       .135       .08      343,400             29

Fiscal 1999

1st Quarter        .21       .12      236,600             47
2nd Quarter        .21       .12       82,900             18
3rd Quarter        .18       .12      124,100             20
4th Quarter        .25       .13       54,100             18

Fiscal 2000

1st Quarter        .30       .25      329,400             48
2nd Quarter        .40    .15625      157,500             25
3rd Quarter        .21    .15625       48,300             14


      On October 19, 2000, the closing price of the shares on the OTC Bulletin Board was $.13 per share. Shareholders are urged to obtain current market quotations for the shares.

      Although quotations for our stock are carried on the OTC Bulletin Board, as indicated by the trading volumes given above, the market for our stock has historically been very thin and trading has been sporadic. Management of the Company does not believe that the prices at which our stock has traded in recent years are representative of the intrinsic value of the Company taken as a whole. Rather, management believes that the lack of an active trading market, together with the consequent lack of liquidity, result in depressed trading prices.

SECTION 8.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER


     We are making the offer for two reasons. First, we want to offer our shareholders the opportunity to sell some or all of their shares on a basis that is more favorable than could probably be achieved in the public market. As indicated in Section 7 above, the number of shares we are offering to purchase is approximately 5.5 times the number of shares traded on the OTC Bulletin Board in the public market during the 12 months ended August 31, 2000, and 62 times the number of shares traded in the three months ended August 31, 2000, and the price we are offering to pay represents a premium of 92% to the closing price on October 19, 2000. We do not believe that the public market could absorb nearly the quantity of shares that we are offering to purchase. Even if buyers could be found for such a large number of shares, the prevailing market prices would in all likelihood decline significantly. We believe that the offer allows our shareholders to achieve liquidity that would not otherwise be available. It also allows them to effect a sale of their shares without incurring the usual commission and other transaction costs associated with open-market sales.

      Second, we believe that the offer represents a good investment opportunity for the Company and its continuing shareholders. If the Company had repurchased 3,000,000 shares for the price we are offering as of December 1, 1998, and had financed this purchase on the terms contemplated by the loan commitments we have received for the offer, our pro forma earnings per share for the fiscal year ended November 30, 1999 would have been $.06 per share, as compared to the $.05 per share actually reported for that year. Management does not believe that a similar increase in earnings per share could be achieved by spending the estimated $850,000 aggregate purchase price and transaction costs in the offer for acquisitions or other expansion measures.
Accordingly, we believe that the offer represents the best use of the Company's borrowing capacity to increase earnings per share and overall value for our continuing shareholders.

      Each shareholder must make his or her own decision as to the value of the shares and relative benefits in light of his or her own financial position and investment objectives of tendering in the offer or retaining the shares for the possibility of increased value in the future. The Board of Directors desires to make this opportunity to achieve liquidity available to the shareholders, but makes no recommendation as to whether any shareholder should tender his or her shares. Directors, officers and employees of the Company who own shares may participate in the offer on the same basis as our other shareholders. However, we have been advised that none of the directors or officers of the Company intend to tender shares pursuant to the offer.

      Shareholders who do not tender their shares pursuant to the offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or a proration pursuant to
Section 1 of the offer to purchase will continue to be owners of the Company with the attendant risks and rewards associated with owning the equity securities of the Company. Shareholders who determine not to accept the offer will realize a proportionate increase in their relative equity interest in the Company and, thus, in the Company's earnings and assets, subject to any risks resulting from our purchase of shares and our ability to issue additional equity securities in the future. In addition, to the extent the purchase of shares pursuant to the offer results in a reduction of the number of shareholders of record, our costs for services to shareholders may be reduced.

      If fewer than 3,000,000 shares are purchased pursuant to the offer, we may repurchase the remainder of the shares on the open market, in privately negotiated transactions or otherwise. In the future, we may determine to purchase additional shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any purchases may be on the same terms as, or on terms which are more or less favorable to shareholders than, the terms of the offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the expiration date. Any future purchases of shares by the Company would depend on many factors, including the market price of the shares, our business and financial position, and general economic and market conditions.

      Shares we acquire pursuant to the offer will be restored to the status of authorized and unissued shares and will be available for us to issue without further shareholder action, except as required by applicable law, for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit plans. We have no current plans for reissuance of the shares repurchased pursuant to the offer.

            SECTION 9.  SOURCE AND AMOUNT OF FUNDS

      Assuming that the Company purchases 3,000,000 shares pursuant to the offer at a purchase price of $.25 per share, net to the sellers in cash, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the offer, to be approximately $850,000. The Company anticipates that the funds necessary to pay those costs will be borrowed from Wells Fargo Bank West, N.A. (the "Bank"). We have received a commitment from the Bank to provide a new loan in the amount of $500,000 and to amend our existing line of credit to permit the proceeds to be used for the repurchase of shares under this offer.

     Under the terms of the new loan, we will make monthly principal payments of $8,333.33, together with accrued interest thereon, commencing on January 31, 2001. A final payment of all remaining principal and accrued interest will be due on December 31, 2005. The new loan will bear interest at a rate of 1/8% below the Bank's prime rate. The new loan will be secured by all inventory, accounts, and unencumbered equipment and general intangibles of the Company. We intend to apply the full amount of the new loan to the costs of the offer and to draw the remaining funds needed from the amended line of credit.

     Under the amended line of credit, which will expire on December 31, 2002, the available loan amount will be the lesser of $5,000,000 (up from $4,500,000 on our existing line) or a borrowing base tied to the Company's receivables and inventory. As of October 18, 2000, substantially all of the $5,000,000, less outstanding borrowings on the current line of $3,078,500, would have been available to the Company. The amended line of credit agreement will provide for interest at the Bank's prime rate, which will be payable monthly. The amended line of credit will be collateralized by all of our inventory, accounts receivable and unencumbered equipment and general intangibles. The amended line of credit is payable in full on December 31, 2002.

     The Bank's commitment with respect to the new loan and the amended line of credit are conditional upon: (i) the absence of any default of the Company to the Bank on any existing credit facilities; and (ii) the negotiation and execution of final agreements.

     If we are unable to close the new loan and the amended line of credit, then we will attempt to procure alternative financing for the purchase of the shares. There can be no assurance that we will be able to find alternative financing on acceptable terms or at all.

      We intend to repay the new loan and the amended line of credit through cash flow from operations.

      It is estimated that we will incur approximately $100,000 in financing, legal and other one-time charges associated with the tender offer.

          SECTION 10.  INFORMATION CONCERNING HIA, INC.

     The Company was incorporated in 1974. The Company is a holding company with all of its business conducted through its wholly-owned subsidiary, CPS Distributors, Inc. ("CPS"). Through CPS, the Company distributes turf irrigation equipment and commercial, industrial and residential well pumps and equipment on a wholesale basis. The principal executive offices of the Company are located at 4275 Forest Street, Denver, Colorado 80216, telephone (303) 394-6040.

      The Company acquired CPS, a one hundred-year-old company based in Denver, Colorado, in February 1984. CPS serves customers in the Rocky Mountain region in five states consisting of Colorado, Wyoming, New Mexico, Kansas and Nebraska. CPS carries a variety of brand name products, including pumps and water systems, water conditioning equipment, pump and well accessories, pipe valves and fittings and sprinkler system equipment. The Company's net sales for fiscal 1999 were attributable approximately 12% to industrial, commercial and residential pump sales and approximately 88% to sales of turf irrigation equipment. For fiscal 1998, the comparable percentages were approximately 16% and 84%.

      During 1999, the Company's directors investigated the best means to expand its business operations. Traditionally, the Company has grown the business by establishing branch operations as start-up enterprises. This strategy has been successful over the past ten years with each branch operating at a profit after its first full year of operations. At the end of 1998, the Company had nine branch operations in Colorado and two branch operations in Wyoming. The majority of the branches were located in metropolitan Denver. In order to expand operations further, the choices were to continue to set up branches (start-ups) or acquire a company in the same or similar type of business. Since the Company had an internally calculated estimated market share for its turf and irrigation products of over 38% at the end of 1999, it was determined by the directors of the Company that present market territories were adequately represented by its existing branches and further expansion of the present product lines would probably be best served by acquisition into a local market in which the Company was not adequately represented. The directors identified a short list of these local market territories and consulted its financial advisors in determining the size of business the Company could purchase without adversely affecting its liquidity.

     On May 25th, 1999, the Company acquired all of the issued and outstanding common stock of Western Pipe Supply, Inc. ("WPS") for a purchase price of $2,746,739 including $84,244 in acquisition costs.
Of the total purchase price, $1,485,385 was paid in cash directly to the seller and $1,177,110 was in the form of a subordinated promissory note issued to the seller. The cash paid to the seller was financed in part by additional borrowings on the Company's existing line of credit and in part by a new $1,000,000 five-year term loan.

      The Company is currently considering the possibility of acquiring a plumbing supply business. The Company believes that such an acquisition would provide synergistic benefits with its existing products and customer base. In furtherance of this pursuit, the Company has engaged an investment banking firm to identify suitable acquisition candidates. There is no guarantee that a suitable acquisition candidate can be identified or that a transaction will be consummated.


     The Company files annual, quarterly and current reports, and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The Company's public filings are also available from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

  SECTION 11.  INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
                 ARRANGEMENTS CONCERNING SHARES

     As of October 1, 2000, the Company had 10,360,231 shares of common stock issued and outstanding and had reserved 600,000 shares for issuance upon exercise of outstanding stock options. The 3,000,000 shares that we are offering to purchase represent approximately 29% of the outstanding shares. As of October 30, 2000, our directors and executive officers as a group, consisting of 3 persons, beneficially owned an aggregate of 6,308,596 shares, including 600,000 shares covered by currently exercisable options granted under our stock option plan, representing approximately 58% of the outstanding shares, assuming the exercise by such persons of their currently exercisable options. Directors, officers and employees of the Company who own shares may participate in the offer on the same basis as our other shareholders. We have been advised that none of our directors or executive officers intend to tender shares pursuant to the offer.

     The following table sets forth as of October 1, 2000, the beneficial ownership of shares of all persons who are executive officers, directors or affiliates of the Company:

                                           Number of
                                           Shares        Percent of
Title of Class        Name and Address of   Beneficially  Class Before
                      Beneficial Owner      Owned         Offer
Common Stock          Alan C. Bergold       2,402,646(1)  22.8%
(par value $.01       4275 Forest St.
  per share)          Denver, CO 80216

                      Carl J. Bentley       1,916,153(1)  18.1%
                      4275 Forest St.
                      Denver, CO 80216

                      Donald L. Champlin    1,989,797(1)  18.8%
                      4275 Forest St.
                      Denver, CO 80216

(1) Includes, in each case, 200,000 shares which may be acquired pursuant to the exercise of stock options exercisable on or before December 1, 2000.


      Assuming we purchase 3,000,000 shares pursuant to the offer, and none of our directors or executive officers tender any shares pursuant to the offer, then after the purchase of shares pursuant to the offer, our executive officers and directors as a group would own beneficially approximately 79% of the outstanding shares, assuming the exercise by these persons of their currently exercisable options.

      During the past 60 days, there have not been any transactions in the Company's securities by the Company or by any of the Company's officers, directors or affiliates.


      Each of the executive officers of the Company has an Employment Agreement with the Company, pursuant to which the Company is obligated to purchase any stock held by the officer in the event that such officer's Employment Agreement is terminated for any reason. The purchase price for any such purchase is the greater of the book value of such shares, plus the per share net profit average over the last three years prior to termination, or the fair market value of such shares determined by the officer and the Company, or if agreement cannot be reached, by arbitration. One-third of the purchase price is payable at the time of purchase and the remainder of the purchase price is payable in eight consecutive quarterly installments, with interest accruing on the unpaid balance at 10% per year.

      Except as described in this offer and except for outstanding options to purchase shares granted from to time to time over recent years to certain directors and employees, including executive officers, of the Company pursuant to our stock option plan, and except as set forth below and otherwise described herein, neither the Company nor, to the best of our knowledge, any of our affiliates, directors or executive officers, or any of the directors or executive officers of any of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

      Except as disclosed in this offer, the Company, its directors and executive officers have no current plans or proposals which relate to or would result in:

      * an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

      * a purchase, sale or transfer of a material amount of assets of the Company or any of our subsidiaries;

      * any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

      * any change in the present board of directors or management of the Company;

      * any other material change in the Company's corporate structure or business;

      * a class of equity security of the Company ceasing to be authorized for quotation on an automated quotation system operated by a national securities association;

      * a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

      * the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act;

      * the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or


      * any change in our certificate of incorporation or bylaws or any actions which may impede the acquisition of control of the Company by any person.

               SECTION 12.  SELECTED FINANCIAL INFORMATION

Summary Selected Consolidated Financial Data.
     The selected data presented below as of and for the years ended November 30, 1999 and 1998 have been audited by BDO Seidman LLP, independent certified public accountants. The selected data as of and for the nine months ended August 31, 2000 and 1999 are derived from the unaudited condensed consolidated financial statements of the Company. In the opinion of management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The table also shows the pro forma effects the offer would have had on the adjusted results of operations of the Company for the year ended November 30, 1999 and the adjusted financial condition and results of operations for the nine months ended August 31, 2000, assuming the maximum number of shares of common stock had been exchanged on the first day of the respective periods and are valued at $.25 per share.


                                                Unaudited
                                            Nine Months Ended
                                               August 31,
---------------------------------------------------------------------
                                          2000                1999
---------------------------------------------------------------------
Consolidated Statements of Income Data
  Revenues                               $25,242,939       $18,960,478
  Net Income                                 503,451           739,754

Ratio of Earning to Fixed Charges               2.32              8.60

  Basic Income Per Shares                       0.05              0.08
  Diluted Income Per Share                      0.05              0.08

Basic Weighted Average Shares
   Outstanding                            10,292,594         9,753,261

Diluted Weighted Average Shares
   Outstanding                            10,307,104         9,753,261

Consolidated Balance Sheet Data
  Working Capital                        $ 3,782,368       $ 3,534,861
  Total Assets                            13,500,669        11,183,848
  Stockholder's Equity                     4,337,469         3,984,475
  Book Value Per Shares                         0.42              0.41



                                                Years Ended
                                                November 30,
---------------------------------------------------------------------
                                          1999                1998
---------------------------------------------------------------------
Consolidated Statements of Income Data
  Revenues                               $26,139,848       $18,786,235
  Net Income                                 487,946           417,939

Ratio of Earning to Fixed Charges               4.27              4.90

  Basic Income Per Shares                       0.05              0.04
  Diluted Income Per Share                      0.05              0.04

Basic Weighted Average Shares
   Outstanding                             9,774,376         9,442,729

Diluted Weighted Average Shares
   Outstanding                             9,812,836         9,442,729

Consolidated Balance Sheet Data
  Working Capital                        $ 3,333,106       $ 2,793,585
  Total Assets                             9,304,672         4,609,274
  Stockholder's Equity                     3,722,508         3,160,060
  Book Value Per Shares                         0.38              0.34

                                                Pro Forma
                                                  Offer
                                       August 31,       November 30,
---------------------------------------------------------------------
                                          2000                1999
---------------------------------------------------------------------
Consolidated Statements of Income Data
  Revenues                               $25,242,939       $26,139,848
  Net Income                                 443,357(1)        407,821(1)

Ratio of Earning to Fixed Charges               1.82              2.77

  Basic Income Per Shares                       0.06              0.06
  Diluted Income Per Share                      0.06              0.06

Basic Weighted Average Shares
   Outstanding                             7,292,594(2)
6,774,376(2)

Diluted Weighted Average Shares
   Outstanding                             7,307,104(2)
6,812,836(2)

Consolidated Balance Sheet Data
  Working Capital                        $ 3,340,701(3)
  Total Assets                            13,500,669
  Stockholder's Equity                     3,487,469(4)
  Book Value Per Shares                         0.47(5)


(1) Assumes the Company obtains loan financing of $850,000 at interest rates of 9.4% to 9.5%.

(2) The weighted average shares outstanding has been adjusted assuming the acquisition of 3,000,000 shares of common stock pursuant to the offer.

(3) Assumes the Company obtains loan financing of $850,000 at interest rates of 9.4% to 9.5%. The financing consists of an increase of $350,000 on the line of credit bearing interest at 9.5% and $500,000 in a five year fixed rate loan bearing interest at 9.4% of which $91,667 is included in current liabilities.

(4)  Assumes that the Company acquires 3,000,000 shares of common
stock pursuant to the Offer at $.25 per share.   The total cost of
$850,000 includes an estimated $100,000 in transaction costs required to effect the offer.

(5) Book value per share outstanding has been calculated by dividing the adjusted stockholders' equity by the number of shares to be outstanding assuming tender of the maximum of 3,000,000 shares of common stock.


      For more complete financial information, please see Item 7 of the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 1999 filed with the Securities and Exchange Commission as of February 28, 2000, and Part I of the Company's Quarterly Report on Form 10-QSB for the quarterly fiscal period ended August 31, 2000 filed with the Securities and Exchange Commission as of October 16, 2000, each of which is incorporated herein by reference. For information on how to retrieve these filings, please see Section 10.


SECTION 13.  LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated herein. Should any approval or other action be required, we presently contemplate that the approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for shares tendered pursuant to this offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares is subject to certain conditions. See Section 6.

SECTION 14.  FEDERAL INCOME TAX CONSEQUENCES

General.
     The following is a discussion of the material United States federal income tax consequences to shareholders with respect to a sale of shares pursuant to the offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or shareholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular shareholders. The discussion assumes that the shares are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

     Each shareholder should consult his or her own tax advisor as to the particular United States federal income tax consequences to that shareholder of tendering shares pursuant to the offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

Characterization of the Surrender of Shares Pursuant to the Offer.
      The surrender of shares by a shareholder to the Company pursuant to the offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances. Under
Section 302 of the Internal Revenue Code, the surrender of shares by a shareholder to the Company pursuant to the offer will be treated as a "sale or exchange" of shares for United States federal income tax purposes, rather than as a distribution by the Company with respect to the shares held by the tendering shareholder, if the receipt of cash upon surrender (i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete redemption" of the shareholder's interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder, each as described below.


     If any of the above three tests is satisfied, and the surrender of the shares is therefore treated as a "sale or exchange" of shares for United States federal income tax purposes, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder and the shareholder's tax basis in the shares surrendered pursuant to the offer. Any gain or loss will be capital gain or loss, and will be long term capital gain or loss if the shares have been held for more than one year.

      If none of the above three tests is satisfied, the tendering shareholder will be treated as having received a distribution by the Company with respect to the shareholder's shares in an amount equal to the cash received by the shareholder pursuant to the offer. The distribution will be treated as a dividend taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits for tax purposes. The amount of the distribution in excess of the Company's current or accumulated earnings and profits will be treated as a return of the shareholder's tax basis in the shares, and then as gain from the sale or exchange of the shares. If a shareholder is treated as having received a distribution by the Company with respect to his or her shares, the shareholder's tax basis in his or her remaining shares will generally be adjusted to take into account the shareholder's return of basis in the shares tendered.

Constructive Ownership.
      In determining whether any of the three tests under Section 302 of the Internal Revenue Code is satisfied, shareholders must take into account not only the shares that are actually owned by the shareholder, but also shares that are constructively owned by the shareholder within the meaning of Section 318 of the Internal Revenue Code. Under Section 318 of the Code, a shareholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares that the shareholder has the right to acquire by exercise of an option or by conversion.

Proration.
      Contemporaneous dispositions or acquisitions of shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Internal Revenue Code has been satisfied. Each shareholder should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the offer, fewer than all of these shares may be purchased by the Company. Thus, proration may affect whether the surrender by a shareholder pursuant to the offer will meet any of the three tests under Section 302 of the Code. See Section 5 for information regarding each shareholder's option to make a conditional tender of a minimum number of shares. A shareholder should consult his or her own tax advisor regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

Section 302 Tests.
       The receipt of cash by a shareholder will be "substantially disproportionate" if the percentage of the outstanding shares in the Company actually and constructively owned by the shareholder immediately following the surrender of shares pursuant to the offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the shareholder immediately before the sale of shares pursuant to the offer. Shareholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation.


      The receipt of cash by a shareholder will be a "complete redemption" if either (i) the shareholder owns no shares in the Company either actually or constructively immediately after the shares are surrendered pursuant to the offer, or (ii) the shareholder actually owns no shares in the Company immediately after the surrender of shares pursuant to the offer and, with respect to shares constructively owned by the shareholder immediately after the offer, the shareholder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Internal Revenue Code. A director, officer or employee of the Company is not eligible to waive constructive ownership under the procedures described in Section 302(c) of the Internal Revenue Code.

      Even if the receipt of cash by a shareholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, a shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the shareholder's surrender of shares pursuant to the offer results in a "meaningful reduction" in the shareholder's interest in the Company. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon the individual shareholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Shareholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

Corporate Shareholder Dividend Treatment.
      If a sale of shares by a shareholder that is itself a corporation is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Internal Revenue Code, subject to applicable limitations. Corporate shareholders should, however, consider the effect of Section 246(c) of the Internal Revenue Code, which disallows the 70% dividends-received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Internal Revenue Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in shares, the 70% dividends-received deduction may be reduced.

     In addition, amounts received by a corporate shareholder pursuant to the offer that are treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. The "extraordinary dividend" rules of the Internal Revenue Code are highly complicated. Accordingly, any corporate shareholder that might have a dividend as a result of the sale of shares pursuant to the offer should review the "extraordinary dividend" rules to determine the applicability and impact of such rules to it.

Additional Tax Considerations.
      The distinction between long-term capital gains and ordinary income is relevant because, in general, individuals currently are subject to taxation at a reduced rate on their "net capital gain," which is the excess of net long-term capital gains over net short-term capital losses, for the year. Tax rates on long-term capital gain for individual shareholders vary depending on the shareholders' income and holding period for the shares. In particular, reduced tax rates apply to gains recognized by an individual from the sale of capital assets held for more than one year, currently 20 percent or less.

     Shareholders are urged to consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain, or the receipt of any ordinary income, caused by the surrender of any shares to the Company pursuant to the offer.


Foreign Shareholders.
      The Company will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the offer to a foreign shareholder or his agent, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership, (iii) an estate the income of which from sources without the United States is effectively connected with the conduct of a trade or business within the United States, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. Without definite knowledge to the contrary, we will determine whether a shareholder is a foreign shareholder by reference to the shareholder's address. A foreign shareholder may be eligible to file for a refund of the tax or a portion of the tax if the shareholder (i) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty and the Company withheld at a higher rate, or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business by a foreign shareholder within the United States or that the foreign shareholder is entitled to the benefits of a tax treaty, the foreign shareholder must deliver to the depositary, or other person who is otherwise required to withhold United States tax, a properly executed statement claiming such exemption or benefits. These statements may be obtained from the depositary. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

Backup Withholding.
     See Section 4 with respect to the application of the United States federal income tax backup withholding.

     The tax discussion set forth above is included for general information only and may not apply to shares acquired in connection with the exercise of stock options or pursuant to other compensation arrangements with the Company. The tax consequences of a sale pursuant to the offer may vary depending upon, among other things, the particular circumstances of the tendering shareholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the offer. Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering shares pursuant to the offer and the effect of the stock ownership attribution rules described above.

   SECTION 15.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS


      We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which the offer is open by giving oral or written notice of the extension to the depositary and making a public announcement thereof or by mailing written notice to each shareholder. However, we have no current intent to extend the offer. During any extension, all shares previously tendered will remain subject to the offer, except to the extent that shares may be withdrawn as set forth in Section 3. We also expressly reserve the right, in our sole discretion, (i) to terminate the offer and not accept for payment any shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act which requires us either to pay the consideration offered or to return the shares tendered promptly after the termination or withdrawal of the offer, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof, by giving oral or written notice of such termination to the depositary and making a public announcement thereof and (ii) at any time, or from time to time, to amend the offer in any respect. Amendments to the offer may be effected by public announcement or by a subsequent mailing to the shareholders. The Company shall have no obligation, except as otherwise required by applicable law, to publish, advertise or otherwise communicate any extension, termination or amendment, other than by making a public announcement or a subsequent mailing to all shareholders. Material changes to information previously provided to holders of the shares in this offer or in documents furnished subsequent thereto will be disseminated to holders of shares in compliance with Rule 13e-4(e)(3) promulgated by the SEC under the Exchange Act.

      If the Company materially changes the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rule 13e-4 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or change in percentage of securities sought, depends on the facts and circumstances, including the relative materiality of the change or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of a material change is first published, sent or given. Under Rule 13e-4(f)(1) of the Exchange Act, the offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of shares a notice that we will (a) increase or decrease the price we will pay for shares or (b) increase, except for an increase not exceeding 2% of the outstanding shares, or decrease the number of shares we seek.

        SECTION 16.  SOLICITATION FEES AND EXPENSES

     We have retained Computershare Trust Company, Inc. as depositary in connection with the offer. The depositary will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the depositary against certain liabilities, including certain liabilities under the federal securities laws, in connection with the offer. The depositary has not been retained to make solicitations or recommendations in connection with the offer.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer, other than the fee of the dealer manager. The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers.

      SECTION 17.  WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

      Additional copies of this offer, the letter of transmittal or other tender offer materials may be obtained from the Company and will be furnished at the Company's expense. Any questions concerning tender procedures may be directed to the Company as set forth below. Shareholders may also contact the depositary at the address and telephone number set forth in the letter of transmittal or their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.


     The Company will act as its own information agent in connection with the offer. The Company may contact shareholders by mail, telephone, facsimile, or other electronic means and may request brokers, dealers, and other nominee shareholders to forward materials and information concerning the offer to the beneficial owners.

     The Company has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain additional information relating to the offer. Such statement and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Such information may also be accessed electronically by means of the SEC's web page on the Internet (http://www.sec.gov).

                   SECTION 18.  MISCELLANEOUS

      The offer is being made to all holders of shares. The Company is not aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to a valid state statute.
If we become aware of any valid state statute prohibiting the making of the offer, we will make a good faith effort to comply with the statute. If, after such good faith effort, we cannot comply with the statute, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in that state.

      No person has been authorized to make any recommendation on behalf of the Company as to whether shareholders should tender shares pursuant to the offer. No person has been authorized to give any information or to make any representations in connection with the offer other than those contained herein or in the related letter of transmittal. If given or made, the recommendation and the other information and representations must not be relied upon as having been authorized by HIA, Inc.


October 30, 2000                                              HIA, INC.